Exhibit 15

August 3, 2005

IDACORP, Inc.
Idaho Power Company
Boise, Idaho

We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the periods ended June 30, 2005 and 2004, as indicated in our reports dated August 3, 2005; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, are incorporated by reference in IDACORP, Inc.'s Registration Statement Nos. 333-64737, 333-83434 and 333-103917 on Form S-3 and Registration Statement Nos. 333-65157, 333-65406, 333-104254 and 333-125259 on Form S-8 and Idaho Power Company's Registration Statement Nos. 333-103812 and 333-122153 on Form S-3 and Registration Statement No. 333-66496 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Boise, Idaho